Preliminary Offering Circular dated January ___, 2023

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

OFFERING CIRCULAR

Post Qualification Amendment No. 1

CLStv Corp.

485c US Highway 1 South, Suite 350 #1020, Iselin, NJ 08830

(publicly traded as Welltek Incorporated-WTKN)

By the Company – 155,000,000 shares of common stock at $0.10 per share

Minimum Investment: 5,000 Shares ($500.00)

By Selling Stockholders – 45,000,000 shares of common stock at $0.10 per share

We are offering 155,000,000 shares of our common stock at a price of $0.10 per share, in a self-underwritten, best-efforts, no minimum public offering for gross proceeds of $15,500,000. Each subscriber to purchase our shares must purchase not less than 5,000 shares. We will not place the funds received from subscribers in an escrow, trust, or similar arrangement and the funds from acceptable subscriptions will be immediately available for our use following deposit into our bank account. The offering will continue until the earlier one year from the date of this offering circular or the date when all shares have been sold. Because there is no minimum offering amount, and you have no assurance as to how many shares we may actually sell, funds actually raised may not be sufficient to fully effectuate our business plan. We are using the Form 1-A disclosure format in this offering circular.

Our selling shareholders are offering 45,000,000 shares of our common stock at a price of $0.10 per share in the public secondary trading. We will not receive any of the proceeds from the sale of shares by the selling shareholders. Our selling stockholders may be deemed to be underwriters.

Our common stock is publicly traded in the OTC Pink Market (www.otcmarkets.com) under our former name of Welltek Incorporated with the trading symbol WTKN. The public market for our shares is not active.

Investment in our common stock involves a high degree of risk. See, “Risk Factors”, beginning on page __ of this offering circular.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

Shares Offered by Company	Price to Public	Underwriting Discount and Commissions	Proceeds We Will Receive (1)
Per share	$0.10	None	$0.10
Total	$15,500,000	None	$15,500,000

(1)        We expect to incur approximately $30,000 in costs and expenses related to the sale of our shares. We do not expect to incur any underwriting discounts, commissions or related expenses or allowances. We reserve the right to engage an underwriter, subject to amendment of this offering circular.

Shares Offered by Selling Stockholders	Price to the Public	Underwriting Discount and Commissions	Proceeds to selling stockholders (1)
Per share	$0.10	(1)	$0.10
Total	$4,500,000	(1)	$4,500,000

(1)        Each selling stockholder will pay ordinary and customary commissions and fees.

Legends or information required by the laws of the states in which we intend to offer our common stock are set forth following the Table of Contents.

Table of Contents

Our Corporate History	2
Offering Circular Summary	2
Risk Factors	2
How We Plan to Use Proceeds from the Sale of Our Shares	8
Description of Our Business	8
Our Management	9
Related Party Transactions	11
Who Owns Our Common Stock	10
How We Plan to Offer and Sell Our Shares	7
Selling Stockholders	7
Description of Shares We are Offering	11
Legal Matters	11
Where You Can Find More Information About Us	11
Index to Financial Statements	F-1

Legends or Information Required by State Laws

[To be filed by amendment]

Use of Pronouns and Other Words

The pronouns “we”, “us”, “our” and the equivalent used in this offering circular mean CLStv Corp. In the footnotes to our financial statements, the “Company” means CLStv Corp. The pronoun “you” means the reader of this offering circular.

Summaries of Referenced Documents

This offering circular contains references to, summaries of and selected information from agreements and other documents. These agreements and other documents are not incorporated by reference; but, are filed as exhibits to our Regulation A Offering Statement of which this offering circular is a part and which we have filed with the U.S. Securities and Exchange Commission. We believe the summaries and selected information provide all material terms from these agreements and other documents. Whenever we make reference in this offering circular to any of our agreements and other documents, you should refer to the exhibits filed with our Regulation A Offering Statement of which this offering circular is a part for copies of the actual agreement or other document. See “Where You Can Find Additional Information About Us” for instructions as to how to access and obtain these agreements and other documents.

Forward-Looking Statements

This offering circular contains forward-looking statements that involve risks and uncertainties. We use words such as “project”, “believe”, “anticipate”, “plan”, “expect”, “estimate”, “intend”, “should”, “would”, “could”, or “may”, or other such words, verbs in the future tense and words and phrases that convey similar meaning and uncertainty of future events or outcomes to identify these forward-looking statements. There are a number of important factors beyond our control that could cause actual results to differ materially from the results anticipated by these forward-looking statements. While we make these forward-looking statements based on various factors and using numerous assumptions, you have no assurance the factors and assumptions will prove to be materially accurate when the events they anticipate actually occur in the future.

The forward-looking statements are based upon our beliefs and assumptions using information available at the time we make these statements. We caution you not to place undue reliance on our forward-looking statements as (i) these statements are neither predictions nor guaranties of future events or circumstances, and (ii) the assumptions, beliefs, expectations, forecasts, and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the date of this offering circular.

You Should Rely Only on the Information in this Offering Circular

You should rely only on the information contained in this offering circular. We have not authorized anyone to provide information different from that contained in this offering circular. We will sell our shares only in jurisdictions where such sale and distribution are permitted. The information contained in this offering circular is accurate only as of the date of this offering circular regardless of the time of delivery of this offering circular or the distribution of our common stock.

OUR CORPORATE HISTORY

We were incorporated in Nevada on January 23, 2009, with the name of Pharmacity Corporation. We changed our name to Welltek Incorporated beginning September 25, 2009. We changed our name to CLStv Corp. on April 15, 2021, and we changed our domicile to Florida on August 26, 2021. In connection with changes in control on April 5, 2021, and on November 7, 2022, Darryl M. Sanders, who was then our controlling stockholder and chair of our board of directors, transferred CLStv LLC to us. CLStv LLC is a Georgia limited liability which was wholly owned by Mr. Sanders. The address of our executive offices is 485c US Highway 1 South, Suite 350 #1020, Iselin, NJ 08830. The telephone number of our executive offices is (908) 462-2766. Our website URL is www.clstv.com. The information at our website and linked through it, which is designed primarily for marketing purposes, is not incorporated this offering circular, you should not consider any of that information to be part of this offering circular and you should not rely on it when making an investment decision.

OFFERING CIRCULAR SUMMARY

Our Offering

We are offering 155,000,000 shares of our common stock at a price of $0.10 per share, in a self-underwritten, best-efforts, no minimum public offering for gross proceeds of $15,500,000 and estimated net proceeds of $15,470,000. We will not place subscription funds in escrow pending sale of any or all of the shares but will use the proceeds from sale of the shares as and when received from acceptable subscriptions. You have no assurance of whether we will be able to sell any shares or how many shares we may sell, which may be less than required to achieve our business plan. Each subscriber to purchase our shares must purchase not less than 5,000 shares. The offering will terminate one year from the date of this offering circular or sale of all of our shares, whichever occurs earlier.

Our selling stockholders are offering 45,000,000 shares of our common stock at a price of $0.10 per share. We will not receive any proceeds from the sale of stock by selling stockholders, although we are paying all expenses of the offering, not including any brokerage discounts or commissions incurred by selling stockholders. Several of our selling stockholders are also selling our shares for us. Accordingly, the named selling stockholders will not sell any of their own shares until we have sold all of our shares.

Our Business

As a result of our acquisition of CLStv Corp., we began offering a streaming service beginning about May 30, 2021. In addition, CLStv Corp. plans to acquire and create propriety and original content. We plan to invest the net proceeds from the offering made by this offering circular in program development, broadcasting and transmission, app development, sales and marketing, and subscriber-related costs. Other expensed include legal, accounting, equipment as well as an updated website and additional studio costs.

Trading Market

Our common stock is publicly traded in the OTC Pink Market under the name of Welltek Incorporated with the trading symbol of WTKN.

Investment in our common stock involves a high degree of risk. See, “Risk Factors”, in the next following section.

RISK FACTORS

In addition to the forward-looking statements and other comments regarding risks and uncertainties included in the description of our business and elsewhere in this offering circular, the following risk factors should be carefully considered when evaluating our business and prospects, financial and otherwise. Our business, financial condition and financial results could be materially and adversely affected by any of these risks. The following risk factors do not include factors or risks which may arise or result from general economic conditions and risks that apply to all businesses in general or risks that could apply to any issuer or any offering.

Risks Related to Our Corporation

We have very limited resources. We have included a note to our financial statements expressing substantial doubt about our ability to continue as a going concern.

Lack of resources, financial and otherwise, causes substantial doubt about our ability to continue as a going concern. You have no assurance that we will obtain the necessary financing to continue our business or carry out our business plan and, if we do, generate sufficient revenue to become or to continue as a going concern.

We need additional capital immediately to develop our business. If we fail to obtain additional capital, including net proceeds from the sale of shares we are offering pursuant to this offering circular, we may not be able to implement our business plan.

Our operations and business plan will require the commitment of substantial additional resources. Currently, we have no established banking or other financing arrangements. Therefore, it is likely that we will need to seek additional financing through subsequent future private offering of our equity securities, or through strategic partnerships and other arrangements with corporate partners. Our expenses are at a minimum and therefore most of the capital raised will be invested in the acquisition and advancement of media projects, development of live technology development and enhanced studio infrastructure.

You have no assurance that any additional financing will be available to us, or if available, will be on terms favorable to us. The sale of additional equity securities will result in dilution to our stockholders. The occurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our operations. If adequate additional financing is not available on acceptable terms, we may not be able to continue our business operations.

The Jumpstart Our Business Startups (JOBS) Act will allow us to postpone the date by which we must comply with certain laws and regulations intended to protect investors and to reduce the amount of information provided in reports filed with the SEC.

The JOBS Act enacted in 2012 is intended to reduce the regulatory burden on “emerging growth companies”. We meet the definition of an “emerging growth company” and so long as we qualify as an “emerging growth company,” we will, among other things:

•	be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that in the event we engage an independent registered public accounting firm that firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting;

•	be exempt from the “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and certain disclosure requirements of the Dodd-Frank Act relating to compensation of Chief Executive Officers;

We intend to make a “Tier I” Regulation A offering pursuant to this offering circular when the offering statement of which it is a part is qualified. We will not be required to file any reports after such qualification other than an exit report not later than thirty days after we terminate or complete the offering. Should we be required at any later time to file reports and to submit proxy or information statements to our stockholders under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requirements we do not have as a result of qualification of the Reg. An offering statement of which this Regulation A offering circular is a part, we will be permitted to omit the detailed compensation discussion and analysis from such reports and proxy or information statements and instead provide a reduced level of disclosure concerning executive compensation; and be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board (the “PCAOB”).

Although we are still evaluating the JOBS Act, we currently intend to take advantage of all of the reduced regulatory and reporting requirements that will be available to us so long as we qualify as an “emerging growth company.” We have elected not to opt out of the extension of time to comply with new or revised financial accounting standards available under Section 102(b)(1) of the JOBS Act. Among other things, this means that our future independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as we qualify as an “emerging growth company”, which may increase the risk that weaknesses or deficiencies in the internal control over financial reporting go undetected. Likewise, so long as we qualify as an “emerging growth company”, we may elect not to provide certain information, including certain financial information and certain information regarding compensation of executive officers, which would otherwise have been required to provide in filings with the SEC, which may make it more difficult for investors and securities analysts to evaluate us. As a result, investor confidence in us and the market price of our common stock may be adversely affected.

Notwithstanding the above, we are also currently a “smaller reporting company”, meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. In the event that we are still considered a “smaller reporting company”, at such time are we cease being an “emerging growth company”, the disclosure we will be required to provide in our SEC filings will increase but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company”. Specifically, similar to “emerging growth companies”, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings;

are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, being required to provide only two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

We are an “emerging growth company” under the JOBS Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the audit or attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

Early investors have a greater risk of loss than later investors.

We have not established any minimum number of shares we must sell in order to sell any shares. We plan to begin using proceeds from the sale of our common stock for the purposes set forth under “How We Plan To Use Proceeds from the Sale of Our Shares” as soon as received. Early investors will not know how many shares we will ultimately be able to sell, the amount of net proceeds from sales and whether the proceeds will be sufficient for us to establish minimum operations described in this offering circular. Later investors will be able to evaluate the amount of proceeds we have raised prior to their investment, how we have actually used those proceeds and whether we have established or are likely to establish operations.

Investors cannot withdraw funds once invested and will not receive a refund.

You do not have the right to withdraw invested funds. Your subscription payment will be paid to and held in our corporate bank account if your Subscription Agreement is in good order, and we accept your investment. Therefore, once your investment is made, you will not have the use of or right to return of your funds.

If we are unable to effectively manage our growth, our ability to implement our business strategy and our operating results will likely be materially adversely affected.

If we successfully implement our business plan, we expect to experience rapid growth, which will place a significant strain on our financial and managerial resources who must develop administrative, operating, and financial infrastructures, successfully develop, implement, maintain, and enhance our financial and accounting systems and controls, identify, hire, and integrate new personnel and manage expanded operations. In order to achieve and manage growth effectively, we must establish, improve, and expand our operational and financial management capabilities. Moreover, we will need to increase staffing and effectively train, motivate, and manage our employees. Failure to manage growth effectively could limit our growth, harm our business, financial condition, or results of operations, and cause our business to fail.

Voting control by our management means you and other stockholders will not be able to elect our directors and you will have no influence over our management. Concentration of ownership may adversely affect the market for our common stock.

Our management and directors own an aggregate of 418,804,256 shares or 69.96 percent of our common stock. Assuming a sale of the 155,000,000 shares we are offering and the sale by selling stockholders, who are our management and our directors, they are offering by this offering circular; management and directors will have 53.57 percent of all votes cast on all matters, including the election of directors, presented to the stockholders for approval and existing public/minority stockholders and purchasers of the shares offered by this offering circular will have no ability to affect the outcome of any such vote. This concentration of ownership may also have the effect of delaying or preventing a change in control, which in turn could have a material adverse effect on the market price of our common stock or prevent stockholders from realizing a premium over the market price for their shares.

We are currently completely dependent on the services of our CEO Allison James, our CFO Jonathan Gruchy, our key employee Darryl Sanders, and outside resources.

Our operations and business strategy are completely dependent upon the knowledge and business connections of Allison. James, Jonathan Gruchy and Darryl M. Sanders. Each of them is currently providing services to us pursuant to the terms of an executive employment agreement, and each of them has the right to terminate the agreement at will. If any of them should choose to leave us for any reason or if any of them becomes ill or is unable to work for an extended period before we have hired additional personnel, our operations will likely fail. Even if we are able to find additional personnel, it is uncertain whether we could find someone who could develop our business along the lines described in this offering circular. We will fail without the services of Ms. James, Mr. Gruchy, Mr. Sanders, or appropriate replacements.

Most of our competitors, which include large studios and production companies, have significantly greater financial and marketing resources than do we.

Most of our competitors, which include large studios and production companies, have significantly greater financial and marketing resources than do we. Many have sophisticated websites and the ability to advertise in a wide variety of media. We will principally depend on the business knowledge and experiences of Ms. James, Mr. Grunchy and Mr. Sanders. There are no assurances that our approach will be successful.

We are an early-stage organization and have no developed financial and accounting organization. Being a public company may strain our resources, divert management’s attention, and affect our ability to attract and retain qualified officers and directors.

We are an early-stage company with no developed finance and accounting organization and the rigorous demands of being a public company require a structured and developed finance and accounting group. The requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, should we elect or be required to file reports, entail significant accounting, legal and financial compliance costs which may be prohibitive as we develop our business. These costs are expected to make some activities more difficult, time consuming or costly and may place significant strain on our personnel, systems, and resources.

The Securities Exchange Act requires, among other things, that companies filing reports maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain the requisite disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight are required. As a result, management’s attention may be diverted from other business concerns, which could have a material adverse effect on the development of our business, financial condition, and results of operations.

These rules and regulations may also make it difficult and expensive us to obtain director and officer liability insurance. If we are unable to obtain adequate director and officer insurance, our ability to recruit and retain qualified directors and officers, especially those directors who may be deemed independent, will be significantly curtailed.

We are an early-stage company, and our management has no experience in managing a public company.

We are an early-stage company, and our management has no experience in managing a public company. This lack of experience may result in difficulty in adequately operating and growing our business. Further, we may be hampered by lack of experience in addressing the issues and considerations which are common to growing companies. If our operating or management abilities consistently perform below expectations, our business is unlikely to thrive.

Having only two directors, a chief executive officer and a chief financial officer limits our ability to establish effective independent corporate governance procedures.

We currently have two directors, a chief executive officer and a chief financial officer, who are not independent; accordingly, we cannot establish board committees comprised of independent members to oversee functions like compensation or audit issues. Until we have a larger board of directors that would include some independent members, if ever, there will be limited oversight of our CEO’s decisions and activities and little ability for minority shareholders to challenge or reverse those activities and decisions, even if they are not in the best interests of minority shareholders.

The recent COVID-19 pandemic and the global attempt to contain it may harm our industry, business, results of operations and ability to raise additional capital.

The global spread of COVID-19 and the various attempts to contain it have created significant volatility, uncertainty, and economic disruption. The full extent to which the COVID-19 pandemic and the various responses to it may impact our business, operations and financial results will depend on numerous evolving factors that we may not be able to accurately predict, including: the duration and scope of the pandemic; governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic; the availability and cost to access the capital markets; the effect on our subscribers and subscriber demand for and ability to pay for our platform; disruptions or restrictions on our employees’ ability to work and travel; and interruptions or restrictions related to the provision of streaming services over the internet, including impacts on content delivery networks and streaming quality. Our workforce may need to spend a significant amount of time working from home, which may impact their productivity. We will continue to actively monitor the issues raised by the COVID-19 pandemic and may take further actions that alter our business operations as may be required by federal, state, local or foreign authorities, or that we determine are in the best interests of our employees, subscribers, and shareholders. It is not clear what the potential effects any such alterations or modifications may have on our business, including the effects on our subscribers, or on our financial results.

Risks Related to Our Common Stock

The offering price of our common stock has been determined arbitrarily.

The price of our common stock in this offering has not been determined by any independent financial evaluation or the public market, and is therefore, to a large extent, arbitrary and bears no relationship to assets or results of operations. We have not had an independent review of our valuation. As a result, the price of our common stock may not reflect the value perceived by the market. You have no assurance that the shares we are offering are worth the price we have set, and you may, therefore, lose a portion or all of your investment.

Shareholders may be diluted significantly through our efforts to obtain future financing and satisfy obligations through issuance of additional shares of our common stock.

We have no committed source of financing. Wherever possible, our board of directors will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of restricted shares of our common stock. Our board of directors has authority, without action or vote of the shareholders, to issue all or part of our authorized and unissued shares. In addition, if a trading market develops for our common stock, we may attempt to raise capital by selling shares of our common stock, possibly at a discount to market. These actions will result in dilution of the ownership interests of existing shareholders and may further dilute common stock book value, and that dilution may be material.

The trading in our shares will be regulated by the Securities and Exchange Commission Rule 15G-9 which established the definition of a “Penny Stock.”

You have no assurance our common stock will trade at prices above the price needed to put it above the “penny stock” level. Based the anticipated trading price of our common stock in the near future and the market in which we expect it to trade, we expect our shares to be defined as a penny stock under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and rules of the SEC. The Exchange Act and penny stock rules generally impose additional sales practice and disclosure requirements on broker-dealers who sell our securities to persons other than certain accredited investors who are, generally, institutions with assets in excess of $4,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 ($300,000 jointly with spouse), or in transactions not recommended by the broker-dealer. For transactions covered by the penny stock rules, a broker dealer must make certain mandated disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations, the compensation to be received by the broker-dealer and certain associated persons, and must deliver certain disclosures required by the Commission. Consequently, the penny stock rules may make it difficult for you to resell any shares you may purchase.

We are selling the shares of this offering without an underwriter and may be unable to sell any shares.

Our offering is self-underwritten, that is, we are not going to engage the services of an underwriter to sell the shares; we intend to sell our shares through our directors and executive officer, who will receive no commissions. You have no guarantee our directors and executive officer will be able to sell any of the shares. Unless they are successful in selling all of the shares we are offering, we may have to seek alternative financing to implement our business plan.

Our board of directors has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to common stockholders and with the ability to affect adversely stockholder voting power and perpetuate their control over us.

Our Articles of Incorporation allow us to issue shares of preferred stock without any vote or further action by our stockholders. Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock.

HOW WE PLAN TO OFFER AND SELL OUR SHARES

We are offering 155,000,000 shares of our common stock at a price of $0.10 per share, in a self-underwritten, best-efforts, direct public offering under Regulation A - Tier 1. We have not engaged an underwriter for the sale of securities being offered. In the event we retain a broker who may be deemed an underwriter, we will file an amendment to the offering circular. The offering will continue until the earlier one year from the date of this offering circular or the date when all shares have been sold. Because there is no minimum offering amount, and you have no assurance as to how many shares we may actually sell, funds actually raised may not be sufficient to fully effectuate our business plan. Our gross proceeds will be $15,500,000 and estimated net proceeds of $15,470,000 after expenses of the offering, assuming we sell of the shares. We will not place subscription funds in escrow pending sale of any or all of the shares but will use the proceeds from sale of the shares as and when received from acceptable subscriptions. Each subscriber to purchase our shares must purchase not less than 5,000 shares at a price of $0.10 per share for $500. Our shares will be offered by our directors, Kenneth D. Bland and Daniel Sobolewski, who will not be compensated for their services. We will rely on Rule 3(a)4-11 in that neither Mr. Bland nor Mr. Sobolewski has ever been either a registered securities broker-dealer or an affiliate or associated person thereof. We will receive the net proceeds from the sale of the shares. You have no assurance we will be able sell any of the shares.

Should you decide to purchase our common stock, you will be required to complete a subscription agreement (attached at the end of this offering circular) and submit it to us at the address set forth in the subscription agreement together with a bank check for the subscription price or concurrently wire the subscription price as directed in the subscription agreement. We reserve the right to reject subscriptions for any reason. Subscriptions for shares of our common stock are irrevocable once made, and funds will only be returned upon rejection of the subscription. In the event we reject your subscription, the associated funds will be promptly refunded to you without interest, offset or deduction.

Our selling shareholders are offering 45,000,000 shares of our common stock at a price of $0.10 per share in the public secondary trading through registered securities broker-dealers. We will not receive any of the proceeds from the sale of shares by the selling shareholders. Our selling stockholders may be deemed to be underwriters. We are paying all of the expenses of this offering and the selling stockholders are not paying any of the expenses, other than commissions payable to registered securities broker-dealers for the sale of their shares. Messrs. Bland and Sobolewski will not sell any of their own shares until after we have sold all of our shares.

SELLING STOCKHOLDERS

The shares being offered for resale by the selling stockholders consist of 45,000,000 shares of our common stock held by five shareholders. The following table sets forth the names of the selling stockholders, the number of shares of common stock beneficially owned by each selling stockholder as of November 4, 2022, and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon qualification of this offering circular. We will not receive any proceeds from sales by selling stockholders. The selling stockholders may be deemed to be underwriters. All information with respect to share ownership has been derived from our Stockholder Ownership Report maintained by our transfer agent.

Name	Total Shares Owned	Shares to be Sold	Shares Owned after Sale (1)	Percent Owned after Sale (1)
Kenneth D. Bland (2)	191,441,968	17,749,527	173,692,441	29.01%
Daniel Sobolewski (3)	191,441,968	17,749,527	173,692,441	29.01%
Jonathan Gruchy (4)	17,960,160	1,833,649	16,126,511	2.69%
Allison James (5)	17,960,160	1,833,649	16,126,511	2.69%
Jackson L. Morris (6)	17,960,160	1,833,649	16,126,511	2.69%
Alan Maisley	4,000,000	4,000,000	0	0.00%

(1)	Assumes all shares are sold

(2)	Mr. Bland is chair of our board of directors

(3)	Mr. Sobolewski is a director on our board of directors.

(4)	Mr. Gruchy is our chief financial officer.

(5)	Ms. James is our chief executive officer.

(6)	Mr. Morris is our corporation secretary and securities counsel and is providing the opinion regarding the legality of the securities we and the selling stockholders are offering pursuant to this offering circular.

HOW WE PLAN TO USE PROCEEDS FROM THE SALE OF OUR SHARES

We will receive gross proceeds of $15,500,000 from the sale of all 155,000,000 shares and expect to incur expenses of $30,000 associated with the offering. The purposes to which we intend to apply the proceeds are set forth in the following table. The percentage column captions represent what percentage of the offering we sell, in the event we sell less than all of the shares.

Capital Raised	10%	50%	75%	100%
Shares Sold	$1,550,000	$7,750,000	$11,625,000	$15,500,000
Less Costs or Fees	$30,000	$30,000	$30,000	$30,000
Net Capital Raised	$1,520,000	$7,720,000	$11,595,000	$15,470,000

Use of Proceeds	10%	50%	75%	100%
Accounting	$10,071	$50,353	$75,530	$100,706
App Development (Participant)	$116,199	$580,996	$871,495	$1,161,993
Broadcasting and Transmission	$100,706	$503,530	$755,295	$1,007,061
Equipment	$3,873	$19,367	$29,050	$38,733
General Liability Insurance	$4,648	$23,240	$34,860	$46,480
Hosting	$13,944	$69,720	$104,579	$139,439
IP Legal Expense	$23,240	$116,199	$174,299	$232,399
Legal and Transaction Expenses	$14,719	$73,593	$110,389	$147,186
Management	$38,733	$193,665	$290,498	$387,331
Program Development	$697,196	$3,485,979	$5,228,968	$6,971,958
Sales and Marketing	$232,399	$1,161,993	$1,742,989	$2,323,986
Studio Costs	$38,733	$193,665	$290,498	$387,331
Subscriber-Related Expenses	$193,665	$968,327	$1,452,491	$1,936,655
Website Development	$15,493	$77,466	$116,199	$154,932
Working Capital	$16,381	$201,907	$317,860	$433,810
Total Use of Proceeds	$1,520,000	$7,720,000	$11,595,000	$15,470,000

We believe the net proceeds from the sale of all the shares we are offering, assuming all the shares are sold (of which you have no assurance), will be sufficient to fund our operational goals assuming application of the proceeds as outlined above and assuming we do not earn revenues. If we do generate revenues, of which you have no assurance, revenues would extend the period over which the net proceeds from the sale of the shares will sustain its operations. See, “Risk Factors.” The board of directors, which will be composed of directors we nominate and elect, reserves the right to reallocate the use of net proceeds, if, in its judgment, such reallocation will best serve its needs in meeting changes, developments and unforeseen delays and difficulties. Pending use, the net proceeds shall be invested in certificates of deposit, money market accounts, treasury bills, and similar short term, liquid investments with substantial safety of principal.

DESCRIPTION OF OUR BUSINESS

Our Planned Business

CLStv offers originally produced programming, as well as existing, premium, and curated content that focuses on global inclusivity. On or near May 17, 2021, we began adding approximated 2 million subscribers and associated content from an understanding with an established content provide, with additional revenue planned from advertising. Subsequently, we plan to develop original content that will available only on our network. Our technology platform has already developed state-of-the-art mobile apps that deliver an unparalleled experience for both providers and viewers across services such as Roku, Android TV, Amazon FireTV, Apple TV, Android OS, and Apple OS.

Market Overview

The Video on Demand Market size was around USD 55 billion in 2019 and is projected to grow at 15% CAGR from 2020 to 2026. Real-time streaming of high-quality video using smartphones and smart TVs is driving the market revenue. Furthermore, the increase in consumer spending and recent technological advancements in internet speed will fuel the market growth. Video on demand providers such as Netflix, Amazon prime video, and HBO are integrating AI into their platforms to analyze the browsing history of the viewers. AI streamlines all operations around the content, including ad-detection, placement, and removal. AI keeps all media content in line with number of regulations including privacy violation legislation, regional age-sensitive content restrictions, technical content parameters, and similar compliances (Source: https://www.gminsights.com/industry-analysis/video-on-demand-market.)

How We Plan To Market Our Planned Streaming Service and Products

We plan to market our services and products worldwide via the following marketing channels:

•	Geo-marketing locations such as train stations, shopping areas, and college campuses.

•	Ads on popular TV shows, YouTube influencer channels, and CTV ad-serve networks.

•	Radio and digital marketing through internet magazines.

Competition

Our competition is significant and include Netflix, Disney+, Hulu, Amazon Prime Video, and YouTube. These five companies accounted for more than 80% of all streaming hours at the beginning of 2020. Other competitors include traditional broadcasters, such as Discovery, CNBC’s Peacock, and Warner Brothers’ WBTV, which are creating their own video-on-demand platforms. We plan to feature originally produced programming, as well as existing, premium, and curated content that focuses on global inclusivity.

Employees

Currently, Ms. James, Mr. Gruchy and Mr. Sanders, our executive officers, are our only employees. We will need to hire additional employees in order to accomplish our business plan.

Our Property

Our address is 485c US Highway 1 South, Suite 350 #1020, Iselin, NJ 08830. This is a is a co-working space that allows us mail service, live answering services, and meeting space as required. This space is used for administration and is leased month-to-month at $250 per month.

Legal Proceedings

We are not involved in any legal proceedings and there are no threatened legal, administrative, or regulatory proceedings. In the future, we may be expected to be involved in legal proceedings of a routine nature.

OUR MANAGEMENT

Information about our directors and executive officers is set forth in the following table. The address of our directors and executive officers is our address. We do not have any employees, other than our directors and executive officers.

Name	Age	Position	Director Since
Kenneth D. Bland	60	Director	September 8, 2022
Daniel Sobolewski	41	Director	December 9, 2022
Allison James	61	Chief Executive Officer	Not applicable
Jonathan Gruchy	31	Chief Financial Officer	Not applicable
Darryl M. Sanders	58	Chief Technology Officer	Not applicable

Our stockholders elect our directors. Our directors serve terms of one year and are generally elected at each annual stockholder meeting; provided, that you have no assurance we will hold a stockholders’ meeting annually. Each director will remain in office until his successor is elected and qualified, or his/her earlier resignation. Our executive officers are elected by the board of directors and their terms of office are at the discretion of the board of directors, subject to the terms and conditions of their respective employment agreements, if any. We have the authority under Florida law and our bylaws to indemnify our directors and officers against certain liabilities. We have been informed by the U.S. Securities and Exchange Commission that indemnification against violations of federal securities law is against public policy and therefore unenforceable.

Management Biographies

Kenneth D. Bland, Chair of the Board of Director – From 2012 until present, Mr. Bland has served at the sole member and manager of Briken LLC, a company specializing in live streaming video technology solutions and has no current agreements with Briken. From 2006-2010, he was the VP of Sales with Worldwide Internet, Inc., a publicly traded Nevada company (OTC Pink: WNTR). From 2010-2013, he served as the CEO of Worldwide Internet Inc. His career includes senior executive positions in management, finance, sales, and marketing at telecommunications companies including Phone Two Communications, Broad Wing Communications and AT&T. He attended Rutgers University.

Daniel Sobolewski, Director – Using his versatile and longtime experience in finance, sales, and corporate development, Mr. Sobolewski has made a success of corporate and transaction endeavors. He is supported by multiple, experienced CPAs that work in both private and public sectors. He also sustains multiple ongoing successful relationships with consultants with expertise in public companies, equity financing and investment banking. Mr. Sobolewski has been a successful entrepreneur since the age of twenty-one and has held multiple executive positions over the years. He specializes in interim management and corporate development to uniquely assist both private and public trading companies.

Allison James MBA – Ms. James is our Chief Executive Officer and will devote 100% percent of her working time to our business and affairs. With more than 30 years of global experience on six continents and spanning corporate, business, and nonprofit sectors, Ms. James brings unparalleled vision to projects. She has worked as a business consultant since January 2016, and helped her clients raise more than $40M in funding for their entrepreneurial visions. Ms. James has served in technical and management positions in the oil and gas industry (2013-2015 and 1984-2001), owner of a marketing business (2001-2006), executive director in the environmental education sector (2006-2009), and as a founder/owner of an advertising magazine (2010-2013). She is the author of two books as well as a contributor to Chicken Soup for the Soul. She wrote and produced a musical in Venezuela that highlighted 110 children and dozens of adults, of which more than half of were represented by impoverished children attending Niños Actores de Venezuela.

Jonathan Gruchy CPA – Mr. Gruchy is our Chief Financial Officer and will devote 100% percent of his working time to our business and affairs. He has been worked as a Certified Public Accountant since 2015 when he started his firm, Gruchy CPA. He has served in accounting and management roles in a variety of industries for the past nine years including a position with CitiGroup as a Financial Analyst in 2012. He earned his B.S. in Accounting from the University at Buffalo in 2012 and becoming certified as a certified public accountant in New York in 2015. His firm, Gruchy CPA, provides accounting services to a variety of clients in the manufacturing, construction, oil & gas, small cap hedge fund, and restaurant industries.

Darryl M. Sanders – Mr. Sanders is our Chief Technology Officer and will devote his full working time to our business and affairs. Mr. Sanders served as the chief executive officer of Full Frequency Sound Inc. from January 2014 to February 2018 where he was responsible for the installation of several ‘mission critical’ systems. He also brings more than ten years of experience working in the financial industry as a stockbroker and financial advisor. He has extensive experience across a broad range of industries such as the audio-visual installations industry. Mr. Sanders received an undergraduate degree in 1991 from the University of North Carolina at Asheville and is a full-time employee of the Company.

Board Committees and Director Independence

Our board does not have audit, compensation, or other committees. Our common stock is not quoted on an exchange that requires a majority of our board members to be independent and our directors are not “independent” directors.

Family Relationships

There is no family relationship between Mr. Bland, Mr. Sobolewski, Ms. James, Mr. Gruchy and Mr. Sanders.

Employment Contracts

We do not have employment agreements with our executive officers. We may consider entering into employment agreements in the future.

Compensation of Directors and Executive Officers

We have not paid any cash or other compensation to our executive officers in the most recent three years. We do not compensate our directors other than their compensation as executive officers. The following table presents information about the full-time cash and non-cash compensation we intend to pay to our executive officers annually beginning commencement of operations.

Name	Position	Planned Annual Cash Compensation
Allison James	Chief Executive Officer	$150,000
Jonathan Gruchy	Chief Financial Officer	$125,000

WHO OWNS OUR COMMON STOCK

Our principal stockholders are set forth below and include:

•	each of our directors and executive officers,

•	our directors and executive officers as a group, and

•	others who we know own more than five (5%) percent of our issued and outstanding equity securities.

•	We believe each of these persons has sole voting and investment power over the shares they own, unless otherwise noted. The address of our directors and executive officers is our address.

	Number of Shares		Percentage
Name	Before Offering	After Offering	Before Offering	After Offering
Kenneth D. Bland	191,441,968	173,692,441	31.98%	24.51%
Daniel Sobolewski	191,441,968	173,692,441	31.98%	24.51%
Jonathan Gruchy	17,960,160	16,126,511	3.00%	2.28%
Allison James	17,960,160	16,126,511	3.00%	2.28%
Jackson L. Morris	17,960,160	16,126,511	3.00%	2.28%
Darryl M. Sanders	95,741,104	95,741,104	15.99%	13.51%

(1)	Number of shares and percentage after offering assumes all shares to be sold by us and by the selling stockholders pursuant to this offering circular are sold.

RELATED PARTY TRANSACTIONS

On April 5, 2021, Mr. Sanders, then our sole director and executive officer, transferred CLStv, LLC to us for no consideration. At that time, we were not engaged in any business or operations and had no assets. Accordingly, our acquisition of CLStv, LLC was treated for accounting purposes as a reverse acquisition.

DESCRIPTION OF SHARES WE ARE OFFERING

The following description of our common stock is qualified in its entirety by reference to our Articles of Incorporation, as amended, our bylaws and Florida corporation law. We are authorized to issue 2,000,000,000 shares of common stock, $0.001 par value per share. At the date of this offering circular, we have 598,672,000 shares of common stock issued and outstanding. Assuming we sell all the shares we are offering pursuant to this offering circular; we will have 753,672,000 shares issued and outstanding. Each share of our common stock:

•	has one vote per share on election of each director and other matters submitted to a vote of stockholders;

•	has equal rights with all holders of issued and outstanding common stock to receive dividends from funds legally available therefore, if any, when, as and if declared from time to time by the board of directors;

•	is entitled to share equally with all holders of issued and outstanding common stock in all of our assets remaining after payment of liabilities, upon liquidation, dissolution or winding up of our affairs;

•	does not have preemptive, subscription or conversion rights; and

•	does not have cumulative voting rights.

Signature Stock Transfer Inc. is our transfer agent. Its address is 14673 Midway Road, Suite #220, Addison, Texas 75001, whose phone number is (972) 612-4120 and whose email address is info@signaturestocktransfer.com.

LEGAL MATTERS

Certain legal matters with respect to the validity of the shares of common stock offered pursuant to this offering circular will be passed upon for us by Jackson L. Morris, Attorney at Law, St. Petersburg, Florida. Mr. Morris owns 17,960,160 shares of our common stock and is a selling stockholder.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We have filed an offering statement on Form 1-A under the Securities Act with the U.S. Securities and Exchange Commission for the common stock offered by this offering circular. This offering circular does not include all of the information contained in the offering statement. You should refer to the offering statement and our exhibits for additional information. Whenever we refer in this offering circular to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the offering statement for copies of the actual contract, agreement, or other document. When we complete this offering, we will also be required to file certain reports and other information with the SEC for a period of time and may continue to voluntarily file such reports.

You can read our SEC filings, including the offering statement of which this offering circular is a part, and exhibits, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at our Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

CLStv Corp.
Previously named Welltek Incorporated
CONSOLIDATED BALANCE SHEETS
At December 31, 2021 and 2020 (unaudited) and At September 30, 2022 and 2021 (unaudited)

	At December 31		At September 30
	2021	2020	2022	2021
ASSETS
Current Assets
Cash and Cash Equivalents	$69	$61,195	$(447)	$8
Net Receivables	—	—	—	—
Inventory	—	—	—	—
Other Current Assets	—	—	—	—
Total Current Assets	69	61,195	(447)	8

Non-Current Assets
Long Term Investments	—	—	—	—
Property Plant and Equipment	—	—	—	—
Total Non-Current Assets	—	—	—	—

Total Assets	$69	$61,195	$(447)	$8

LIABILITIES
Current Liabilities
Accounts Payable	—	—	—	—
Due to Officers	—	—	—	1,427
Convertible Debt	15,500	—	15,500	15,500
Other Current Liabilities	—	—	—	—
Total Current Liabilities	15,500	—	15,500	16,927

Noncurrent liabilities
Long Term Debt	—	—	—	—
Total Non-Current Liabilities

Total Liabilities	$15,500	$—	$15,500	$16,927

STOCKHOLDERS’ EQUITY
Common Stock, par value $0.00001 per share, 600,000,000 authorized. 598,672,000 outstanding at March 31 2022.	5,987	5,987	5,987	5,987
Income for Period	(76,626)	—	3,295	(78,114)
Retained Earnings	—	—	(76,626)	—
Capital Surplus	55,208	55,208	55,208	55,208
Other Stockholder Equity	—	—	(3,644)	—
Total Stockholder Equity	(15,430)	61,195	(15,947)	(16,919)
Total Liabilities & Equity	$69	$61,195	$(447)	$8

The notes are an integral part of these financial statements.

CLStv Corp.
Previously named Welltek Incorporated
CONSOLIDATED STATEMENT OF OPERATIONS
For the years ended December 31, 2021, and 2020 (unaudited)
For the nine months ended September 30, 2022, and 2021 (unaudited)

	Year Ended December 31		Nine Months Ended September 30
	2021	2020	2022	2021
	Unaudited	Unaudited	Unaudited	Unaudited

Gross Revenue	33,252	—	$19,002	$26,599
Cost of Goods	—	—	—	—
Gross Profit	33,252	—	19,002	26,599

Selling, General and Administrative	109,878	—	15,744	104,713
Operating Income	(76,626)	—	3,428	(78,114)

Earnings Before Interest and Tax	—	—	—	—
Interest Expense	—	—	—	—
Earnings Before Tax	—	—	—	—
Income Tax	—	—	—	—
Net Income Continuing Operations	—	—	—	—

Net Income	$(76,262)	$—	$3,428	$(78,114)

The notes are an integral part of these financial statements.

CLStv Corp.
Previously named Welltek Incorporated
CONSOLIDATED STATEMENT OF CASH FLOWS
For the years ended December 31, 2021, and 2020 (unaudited)
For the nine months ended September 30, 2022, and 2021 (unaudited)

	Year Ended December 31		Nine Months Ended September 30
	2021	2020	2022	2021
	Unaudited	Unaudited	Unaudited	Unaudited

Net Income	$(76,626)	$(14,252)	$3,428	$(78,114)

Operating Activities
Depreciation	—		—	—
Adjustments to Net Income	—		—	—
Changes in Other Liabilities	—		—	1,427
Changes in Accounts Payable	—	3,447	—	—
Changes in Accounts Receivables	—		—	—
Changes in Inventories	—		—	—
Changes in fixed assets	—		—	—
Changes in Other Operating Activities	—		—	—
Total Cash Flow From Operating Activities	(76,626)	(10,805)	3,428	(76,687)

Investing Activities
Capital Expenditures	—	—	—	—
Investments	15,500		—	15,500
Other Cash Flows From Investing Activities	—	—	—	—
Total Cash Flow From Investing Activities	15,500	—	—	15,500

Financing Activities
Dividends Paid	—	—	—	—
Sale/Purchase of Stock	—		—	—
Proceeds from owner’s investment	—	72,000	(3,944)	—
Other Cash Flows From Financing Activities	—	—	—	—
Total Cash Flow From Financing Activities	—	72,000	(3,944)	—

Effect of Exchange Rate Changes	—	—	—	—
Change in Cash and Cash Equivalents	(61,126)	61,195	(516)	(61,187)

Cash at beginning of period	61,195	—	69	61,195
Net cash increase (decrease) for period	61,126	61,195	(516)	(61,187)
Cash at end of period	$69	$61,195	$(447)	$8

The notes are an integral part of these financial statements.

CLStv Corp.
Previously named Welltek Incorporated
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
At September 30, 2022
(unaudited)

	Common Stock - Par	Common Stock Excess of Par	Retained Earnings	Draws/ Investments	Accumulated Other Comprehensive Income	Net Income	Total
Balance, Dec 31, 2019	5,987	0	(896,440)	0	0	(14,252)	(813,838)
Net Earnings to retained earnings	0	0	(14,252)	0	0	14,252
Balance, Jan 1, 2020	5,987	0	(910,692)	0	90,867	0	(813,838)
Write off convertible debt	0	0	0	0	875,033	0
Consolidate retained earnings and AOCI	0	0	910,692	0	(910,692)	0
Balance, March 31, 2020	5,987	0	0	0	55,208	0	61,195
Balance, June 30, 2020	5,987	0	0	0	55,208	0	61,195
Balance, September 30, 2020	5,987	0	0	0	55,208	0	61,195
Balance, December 31, 2020	5,987	0	0	0	55,208	0	61,195
Balance, March 31, 2021	5,987	0	0	0	55,208	0	61,195
Net Income	0	0	0	0	0	(61,179)	(61,179)
Balance, June 30, 2021	5,987	0	0	0	55,208	(61,179)	16
Net Income	0	0	0	0	0	(16,935)	(16,935)
Balance, September 30, 2021	5,987	0	0	0	55,208	(78,114)	(16,919)
Net Income	0	0	0	0	0	1,488	1,488
Balance, December 31, 2021	5,987	0	0	0	55,208	(76,626)	(15,431)
Net Earnings to retained earnings	0	0	(76,626)	0	0	76,626
Net Income	0	0	0	0	0	4,938	4,938
Other stockholder’s equity	0	0	0	(4,993)	0	0	(4,993)
Balance, March 31, 2022	5,987	0	(76,626)	(4,993)	55,208	4,938	(15,486)
Other stockholder’s equity	0	0	0	1,319	0	0	1,319
Net Income	0	0	0	0	0	(1,644)	(1,644)
Balance, June 30, 2022	5,987	0	(76,626)	(3,674)	55,208	3,294	(15,811)
Other stockholder’s equity	0	0	0	(270)	0	0	(270)
Net Income	0	0	0	0	0	134	134
Balance, September 30, 2022	5,987	0	(76,626)	(3,944)	55,208	3,428	(15,947)

The notes are an integral part of these financial statements.

CLStv CORP

PREVIOUSLY NAMED WELLTEK INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY DESCRIPTION OF BUSINESS

As used herein, the “Company” means CLStv Corp. We were incorporated in Nevada on January 23, 2009, with the name of Pharmacity Corporation. We changed our named Welltek Incorporated beginning September 25, 2009. We changed our name to CLStv Corp. on April 15, 2021, and we changed our domicile to Florida on August 26, 2021. The Company operated as a shell company from inception to April 5, 2021, with no revenue and extremely limited expenses. In connection with a change in control on April 5, 2021, one of the Company’s new controlling stockholders, who is now the chair of the board of directors, transferred CLStv, LLC, a Georgia limited liability company, which was wholly owned by him, to the Company. The transaction is being treated for accounting purposes as an asset acquisition.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation - Company financial statements are audited and have been compiled following United States GAAP (Generally Accepted Accounting Principles). The fiscal year of the company is December 31.

Presentation of Consolidated Financial Statements – Financial statements represent the consolidated balance sheet, Operations, cash flow and shareholder’s equity of the Company.

Revenue Recognition –The Company follows ASC 606 2014-09 Revenue from Contracts with Customers. This involves identifying the contract with the customer, identify separate performance obligations, determine the transaction price, allocate the transaction price to the separate performance obligations, and then recognize revenue when (or as) performance obligations are satisfied. Our revenue is derived from advertising through the media that we create or host. As of the dates reported for financials, we have recognized no revenue.

Cash and Cash Equivalents - All highly liquid investments with original maturities of twelve months or less are classified as cash and cash equivalents. The fair value of cash and cash equivalents approximates the amounts shown on the financial statements.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are used in, but not limited to, certain receivables and accounts payable and the provision for uncertain liabilities. Actual results could differ materially from those estimates.

Income Taxes - The Company is subject to income taxes in the United States. Income tax expense (benefit) is provided for using the asset and liability method. Deferred income taxes are recognized at currently enacted tax rates for the expected future tax consequences attributable to temporary differences between amounts reported for income tax purposes and financial reporting purposes. Deferred taxes are provided for the undistributed earnings as if they were to be distributed. The tax rate for future period is affected by the estimated valuation allowance against the Company’s deferred tax assets. The Company regularly reviews its deferred tax assets for recoverability taking into consideration such factors as recurring operating losses, projected future taxable income, and the expected timing of the reversals of existing temporary differences. The authoritative guidance issued by the FASB requires the Company to record a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Recently Adopted Accounting Standards - The Company has adopted all recently issued accounting pronouncements. The adoption of the accounting pronouncements, include those not yet effective, is not anticipated to have a material effect on the financial position or results of operation of the Company.

3. SHAREHOLDERS’ EQUITY

As of the date of inception, the total number of shares of all classes of stock, which the Company had authority to issue is 600,000,000 shares of common stock. As of August 23, 2021, the Company’s authorized shares were increased to 2,000,000,000 shares. 598,672,000 are issued and outstanding and valued at par value ($0.00001) which is reported as $5,986.72.

4. COMMITMENTS AND CONTINGENCIE

The Company has no commitments or contingencies.

5 LITIGATION

The Company has no pending or historical litigation.

6. CONTRACTUAL ARRANGEMENTS

The Company has no contractual arrangements.

7. SUBSEQUENT EVENTS

As of April 5, 2021, the Company acquired CLStv LLC in consideration for a transfer of 75.09% of the Company’s issued and outstanding common stock by the then controlling stockholder. This transaction is being treated for accounting purposes as an asset acquisition versus a business acquisition, because CLStv LLC is not engaged in business, which is defined as an integrated set of activities and assets that is capable of being conducted and managed for the purpose of providing a return in the form of dividends, lower costs, or other economic benefits directly to investors or other owners, members, or participants. There was no property, equipment, labor contracts, inventory, or value-added intangible assets acquired that would constitute a business acquisition. The value of the asset received is $0.00. On August 26, the number of shares the Company is authorized to issue was increased to 2,000,000,000 shares from 600,000,000 shares.

PART III - EXHIBITS

Exhibit Index
Exhibit No.	Description of Exhibits
2(a.1)	Nevada Articles of Incorporation and amendments*
2(a.2)	Florida Articles of Domestication and Articles of Incorporation*
2(b)	Bylaws*
4	Form of Subscription Agreement*
11(b)	Consent of counsel (included in Exhibit 12)*
12	Opinion re: legality*

*Previously filed.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed at Iselin, NJ on November 17, 2022.

CLStv Corp.

CLStv Corp.

By:	/s/ Allison James
Allison James, Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Allison James
Allison James	Chief Executive Officer	October 7, 2021

/s/ Jonathan Gruchy
Jonathan Gruchy	Chief Financial Officer	October 7, 2021

All directors must sign